Exhibit 10.25
EMPLOYMENT SEPARATION AGREEMENT AND RELEASE OF CLAIMS
This Employment Separation Agreement and Release of Claims (“Agreement”) is made by and between WORKHORSE GROUP, INC., a Nevada corporation (the “Company”) and DUANE HUGHES (the “Employee”) (collectively, the “Parties”) as of the Effective Date (defined herein).
WHEREAS, the Parties wish to settle all matters related to the Employee’s employment with, and separation of employment from, the Company, and all other claims, controversies, charges, or disputes which may exist or may arise between the Parties because of the Employee’s employment with and/or separation of employment from the Company.
NOW THEREFORE, in consideration of the mutual promises and other good and valuable consideration set forth herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.No Admission of Liability. It is understood that by entering into this Agreement, neither the Employee nor the Company is admitting any wrongful conduct or violation of law, and that both the Employee and the Company have entered into this Agreement solely in the interest of providing a smooth transition of leadership and resolving all claims and issues which may exist or may arise relating to the Employee’s employment and/or separation of employment from the Company.
2.Termination of Employment. The Employee’s last date of employment with the Company shall be August 1, 2021 (the “Separation Date”). Employee agrees that the Employee shall cease performing all job duties for the Company as of the Separation Date, provided, however, that this Agreement does not preclude Employee from performing services for the Company after the Separation Date where such services are provided pursuant to a then-existing independent contractor agreement, employment agreement, or other business relationship, including without limitation, the Independent Contractor Agreement (as defined below). Employee agrees that, upon payment of the Employee’s final paycheck (which shall include payment at Employee’s regular rate of base salary for the balance of 92.25 hours of accrued but unused paid time off as of the Separation Date), other than as explicitly provided in and as an effect of this Agreement, the Employee is not entitled to any further payments, compensation, consideration, or benefits of any kind from the Company with regard to Employee’s employment with, or work for, the Company through the Separation Date, provided, however, that this Agreement does not preclude payment for services rendered by Employee as an independent contractor or other business relationship with Company arising after Employee’s Separation Date. The Employee also agrees that the Employee has been paid what the Employee was owed for any vacation time, sick time, paid time off, or paid leave of absence, if eligible, that the Employee has been given all time off to which the Employee was entitled under any policy of the Company or law, and that the Employee has received (or will receive under this Agreement) all compensation owed through the Separation Date. As of the Separation Date, except as provided herein, the Employee is no longer eligible for benefits through the Company with the exceptions of (i) certain benefits which may by their terms, remain in force through the end of the month in which the Separation Date falls or be eligible for continuation or conversion after employment ends.
3.Termination of Employment Agreement; Non-Compete Agreement. By mutual agreement of the Parties, as of the Separation Date, the Amended and Restated Employment Agreement entered into on or about November 6, 2019 by and between Company and Employee (the “Employment Agreement”) is terminated. The Parties agree that the termination of the Employment Agreement neither constitutes (a) Termination Upon Change of Control (as

Exhibit 10.25
described in Section 3 of the Employment Agreement), (b) Involuntary Termination (as described in Section 4 of the Employment Agreement), (c) termination by the Company for Cause (as used in the Employment Agreement), (d) termination by the Company as a result of the Death or Permanent Disability of the Employee (as used in the Employment Agreement), nor (e) termination by the Employee for Good Reason (as used in the Employment Agreement). The Parties acknowledge that the Employee is entering into a non-compete agreement with the Company as of the date of this Agreement (the “Non-Compete Agreement”) in connection with the Independent Contractor Agreement (as defined below).
4.Equity Awards. By mutual agreement of the Parties, as of the Separation Date, the Restricted Stock Agreement between the Company and the Employee dated as February 25, 2021 is being amended on the terms and conditions set forth in an Amendment to Restricted Stock Agreement entered into between the Company and the Employee as of the date of this Agreement (the “Amended Equity Awards”). In addition, the Company and the Employee will enter into an amendment to certain Stock Option Agreements between the Company and the Employee to extend until January 31, 2022, the period in which the Employee may exercise such Stock Option Agreements as to shares that are vested as of the Separation Date.
5.Consideration. In consideration of the Employee’s promises, covenants, and release of claims contained herein, the Employee acknowledges that, subject to and as a result of Employee’s execution of this Agreement (without revocation by the Employee pursuant to Section 19) (each and collectively, “Consideration”):
a)The Company shall pay to Employee the following amounts, less applicable deductions, for which an IRS Form W-2 will be furnished and on which the tax withholding related to such payments will be reflected (each and collectively, “Severance Pay”):
i.An amount equal to one (1) year of Employee’s base salary ($540,000) payable as follows: (x) a lump sum payment equal to one-fourth of such amount shall be payable within thirty (30) days following the Separation Date, (y) three lump sum payments equal to the one-fourth of such amount shall be payable on the first payroll date to occur following the three-month, six-month and nine-month anniversaries of the Separation Date (and in each case no interest shall accrue on such later-paid amounts); and
ii.An amount equal to one hundred percent (100%) of the target bonus in effect for the Executive for calendar year 2021, such payment to be prorated to reflect the number of full months the Executive remained in the employ of the Company (specifically, the gross bonus pay described herein is equal to $315,000), payable on or about March 15, 2022, the approximate date that 2021 bonuses would otherwise be paid to Company executives remaining employed until such date; and
iii.$20,000, less applicable deductions, which amount is intended to represent the Employee’s cost of COBRA continuation coverage, although the Employee shall have no obligation to elect COBRA continuation coverage or to use any of such amount toward such cost. This amount will be paid in a lump sum within thirty (30) days following the Separation Date.
iv.It is intended by the parties that the first two such payments in i. above, and the payment in iii. above be treated as exempt from Internal Revenue Code (“Code”) Section 409A as short term deferrals, and the latter two payments in i. above and the payment in ii. above, be paid after

Exhibit 10.25
a 6 month delay at definite payment dates for purposes of such Code Section. Each payment shall be treated as separate payments (rather than a installments) as permitted under such Code Section. Notwithstanding the forgoing, the Employee acknowledges that the Company makes no representations about compliance with Code Section 409A and that Employee is and remains solely liable for his own tax consequences thereunder.
b)Employee will be provided the opportunity to enter into an independent contractor arrangement with the Company, which arrangement will provide to the Employee certain compensation and equity benefits in exchange for Employee’s services beyond the Separation Date as an independent contractor of the Company, subject to the terms defined in a separate mutually-agreeable independent contractor agreement (“Independent Contractor Agreement”), which Independent Contractor Agreement will be reduced to a signed writing by and between the Parties (“Independent Contractor Engagement”), and shall be eligible to receive certain equity in the Company pursuant to the Amended Equity Awards .
The Employee acknowledges that the Consideration provided herein including, but not limited to the Severance Pay, and the Independent Contractor Engagement and the Amended Equity Awards (subject in all respects to the terms of the Independent Contractor Agreement and the Amended Equity Awards) constitute consideration in exchange for the Employee’s execution of this Agreement and that such are benefits that the Employee would not have been entitled to had the Employee not executed this Agreement. The Employee acknowledges that the Company has not provided any advice or opinion to the Employee regarding potential tax liability for the consideration provided hereunder.
6.General Waiver and Release. In exchange for the consideration identified in this Agreement, which the Employee acknowledges is in addition to anything of value to which the Employee is already entitled, the Employee hereby waives, releases, settles, and forever discharges the Company, its affiliates, and each of their respective past and present board members, executives, directors, trustees, officers, employees, agents, insurers, predecessors, successors, attorneys, and any other party associated with the Company (“Releasees”), to the fullest extent permitted by applicable law, from any and all claims, causes of action, rights, demands, debts, liens, liabilities, or damages of whatever nature, including negligence, whether known or unknown, suspected or unsuspected, that the Employee ever had or may now have, which have been or could be raised by the Employee against any Releasee through the date hereof. The Employee’s waiver and release includes, but is not limited to, all claims, liens, demands, or liabilities arising out of or in any way connected with the Employee’s employment with the Company or the termination of that employment pursuant to any federal, state, or local laws regulating employment including, but not limited to, claims of race, national origin, ancestry, handicap, disability, religion, marital status, pregnancy, sexual orientation, gender identity, veteran status, sexual harassment, sex, and age discrimination, retaliation, and all claims under the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Rehabilitation Act of 1973, The Reconstruction Era Civil Rights Act, as amended, the Americans with Disabilities Act of 1990 (“ADA”) and the ADA Amendments Act of 2008, the Family and Medical Leave Act, the Age Discrimination in Employment Act (“ADEA”), including without limitation the Older Workers’ Benefit Protection Act (“OWBPA”), the Equal Pay Act, the Fair Labor Standards Act, the Immigration Control and Reform Act, the Fair Credit Reporting Act, as well as any other common law, federal, state, or local laws, statutes, or ordinances that can be released. Nothing in this Agreement shall be construed to prevent the Employee from participating in any charge of discrimination filed with the Equal Employment Opportunity Commission (“EEOC”) or similar state agency; provided, however, that by signing this Agreement, the Employee waives the right to recover any monetary damages or attorney fees from the Releasees in any claim or lawsuit brought by or through the

Exhibit 10.25
EEOC or similar state agency. Furthermore, nothing in this Agreement prohibits the Employee from reporting alleged violations of federal law or regulation to any government agency or entity, including the Securities and Exchange Commission, or making other disclosures that are protected under whistleblower provisions of applicable law. If the Employee brings an action or other claim against any of the Releasees in violation of this release, or otherwise materially breaches this Agreement, the Company or such other of the Releasees shall have the right to set off any and all damages to which it or any of the Releasees may be entitled against payments or other benefits due to the Employee under this Agreement and to recover from the Employee their attorneys’ fees and costs incurred in defending against such action or other claim. The Employee agrees that the Employee is the only person who is able to assert any right or claim arising out of the Employee’s employment with and separation from the Company. The Employee hereby promises that the Employee has not assigned, pledged, or otherwise sold any such rights or claims, nor has the Employee relied on any promises other than those expressly contained in this Agreement. The release of claims under this paragraph shall not apply to any claims that Employee may have or will have with respect to his vested benefits, ownership of stock, restricted stock, or stock options in the Company.
7.Specific Waiver and Release under the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act. The Employee further expressly and specifically waives any and all rights or claims under the ADEA and the OWBPA (collectively, the “Act”). Employee acknowledges and agrees that this waiver of any right or claim under the Act (the “Waiver”) is knowing and voluntary, and the Employee further specifically agrees and represents as follows:
a)that this Agreement in its entirety, as well as, specifically, this Waiver, is written in a manner that the Employee understands;
b)that this Waiver specifically relates to rights or claims under the Act;
c)that the Employee does not waive any rights or claims under the Act that may arise after the Effective Date of this Agreement;
d)that the Employee waives rights or claims under the Act in exchange for consideration in addition to anything of value to which the Employee is already entitled; and
e)that the Employee is hereby advised in writing to consult with an attorney prior to executing this Agreement, and that the Employee has been, or has had the opportunity to be, represented by counsel of his choosing at all times relevant herein.
8.No Known Violations. The Employee agrees that he has or will, prior to signing and delivering this Agreement and in the twenty-one (21) day period after the Separation Date, disclose to the Company any and all matters, information, or concerns of any type whatsoever of which the Employee, in good faith, is currently aware regarding the Company’s actions, policies, practices, and/or procedures that the Employee believes constitute a violation of any law, rule, or regulation to the best of his knowledge. All such disclosures shall be delivered to the Company’s General Counsel. Additionally, the Employee represents that he has not been prevented, prohibited, or in any manner restricted by the Company from making a full disclosure of any and all of his concerns regarding such matters to the Company. The Company hereby represents that no member of the Board of Directors of the Company has actual knowledge as of the Separation Date of any acts or omissions by Employee that would constitute a violation or breach of any law, rule, or regulation in connection with Employee’s employment with the Company or of any contract between Employee and the Company.

Exhibit 10.25
9.Cooperation. The Parties agree that certain matters in which the Employee was and will be involved during his employment and prior to the Separation Date may necessitate the Executive’s cooperation or assistance in the future. Accordingly, following the later of the Separation Date or the expiration of the Independent Contractor Engagement, to the extent reasonably requested by the Board of Directors of the Company, the Employee shall cooperate with the Company in connection with any claims arising out of the Employee’s employment with the Company and his performance of services under the Independent Contractor Engagement including preparing for and providing truthful testimony; provided that, the Company shall make reasonable efforts to minimize disruption of the Employee’s other activities. The Company shall reimburse the Employee for reasonable expenses incurred in connection with such cooperation and assistance and, to the extent that the Employee is required to spend more than 1 week on such matters, the Company shall compensate the Employee at an hourly rate of $270; provided, however, that the Employee shall not be entitled to such hourly compensation with respect to his time spent in connection with the defense of current shareholder litigation against the Company. The Company shall issue Employee a Form 1099 for any such payments, as required by law. Any reimbursements or in-kind benefits due hereunder shall be provided such that the amount paid in one calendar year cannot affect the expenses eligible for reimbursement in another calendar year, shall be paid to Employee no later than the last day of the calendar year after the calendar year in which incurred and any right to reimbursement shall be subject to liquidation or exchange for another benefit.
10.Restrictive Covenants. Employee acknowledges and agrees that Employee remains subject to certain restrictive covenants including, but not limited to, those provided by the Non-Compete Agreement, and included in the Independent Contractor Agreement (“Restrictive Covenants”), which Restrictive Covenants are for the benefit of the Company and which Restrictive Covenants survive the termination of Employee’s employment as provided. Employee is hereby advised that the Defend Trade Secrets Act of 2016 provides immunity from civil and criminal liability under state and federal trade secret laws for any employee who discloses a trade secret in a lawsuit or other proceeding filed under seal or who discloses a trade secret in confidence to a government official or an attorney for the sole purpose of reporting or investigating a suspected violation of law.
11.Indemnification and D&O Insurance. The Company shall indemnify Employee against all claims related to actions arising prior to the Separation Date to the fullest extent permitted by Nevada law, and the Company shall continue to provide coverage under a Directors and Officers’ insurance policy for not less than 48 months following the Separation Date, substantially in the same terms of the Directors’ and Officers’ insurance policy in effect immediately before the Separation Date. If Directors’ and Officers’ insurance is cancelled, the Company shall purchase tail coverage of Directors’ and Officers’ insurance to continue coverage for Employee for the entire 48-month period. For the avoidance of doubt, the Company’s obligation to indemnify and provide Directors’ and Officers’ insurance shall include, but not be limited to, coverage for any pending lawsuits where Employee has been or will be named personally.
12.Binding Effect. This Agreement shall bind the Employee and the Employee’s heirs, executors, administrators, personal representatives, attorneys, dependents, successors, and assigns. Neither this Agreement, nor any right or interest hereunder shall be assignable by the Employee, the Employee’s beneficiaries, or legal representatives without the prior consent of the Company.
13.Final Resolution. The Employee accepts the benefits of this Agreement as full compensation and resolution of any and all claims, as stated herein, including attorney fees, and covenants that the Employee shall not file suit to recover attorney fees or compensation in any form, except as specifically set forth this Agreement.

Exhibit 10.25
14.Return of Property. The Employee affirms and warrants that the Employee has returned or will promptly return at such time requested by the Company to the Company all Company property in a satisfactory condition, including but not limited to, all keys, credit or access cards, equipment, documents, copies of documents, draft and final reports, materials, studies, disks, computers, and all Company information stored in any electronic form. This paragraph shall not apply to Company property that Employee retains to perform services under the Independent Contractor Agreement; however, upon the termination of the Independent Contractor Agreement, Employee shall return all Company property, as set forth in the Independent Contractor Agreement.
15.Entire Agreement. This Agreement, together with the Independent Contractor Agreement, the Amended Equity Awards and the Non-Compete Agreement, which are expressly incorporated herein, sets forth the entire agreement between the Parties and supersedes any and all prior agreements or understandings, oral or written, between the Parties. The terms of this Agreement may not be modified other than in a writing signed by both Parties.
16.Choice of Law and Forum. This Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of Ohio (except with respect to the indemnity commitment in paragraph 11 above) without regard to conflict of laws principles that would require the application of any other law. Any dispute between Employee and the Company and/or any of the Releasees will be brought solely (i) in the federal district court located in Cincinnati, Ohio or (ii) if its subject matter jurisdiction requirements are not met, in the state courts located in or for Hamilton County, Ohio.
17.Severability. Should any provision of this Agreement, or the application thereof, be held invalid or unenforceable by a court of competent jurisdiction, the invalid or unenforceable provision, to the extent possible, will be revised to adhere to the intentions of the Parties as valid or enforceable under the law, and the remainder of this Agreement shall not be affected and shall continue to be valid and enforceable to the fullest extent permitted by law or equity unless the invalid or unenforceable provisions result in a failure of consideration.
18.Captions. Captions and headings of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.
19.Consideration and Revocation Periods. The Employee acknowledges that the Employee is hereby advised of the right to consider this Agreement for twenty-one (21) days prior to accepting it. Exclusively as this Agreement pertains to Employee’s release of claims under the ADEA and OWBPA, the Employee acknowledges that the Employee may revoke the acceptance of this Agreement within seven (7) days after the date of the Employee’s acceptance. Any revocation must be in writing, signed by the Employee, and: (a) postmarked within the seven (7) day revocation period; (b) scanned and emailed within the seven (7) day revocation period; or (c) noted “hand delivered” and physically delivered prior to the expiration of the seven (7) day revocation period. Any revocation must be directed to the attention of the Board of Directors of the Company. If the Employee revokes this Agreement as provided herein, the Company may, during the seven (7) day period following the Company’s receipt of Employee’s revocation, elect to accept only the revocation of the revocable portion and enforce the remainder. Otherwise, this Agreement shall be fully revoked. If the Employee does not revoke this Agreement, it shall be effective on the eighth (8th) day following the Employee’s execution hereof (the “Effective Date”), provided the Company has signed the Agreement, as well by that date.
20.Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when

Exhibit 10.25
taken together, shall constitute one and the same final Agreement. Signatures to this Agreement may be delivered by means of electronic transmission, and all such signatures so delivered shall be deemed to be original signatures for all purposes hereunder.
By signing this Agreement, the Employee agrees that this Agreement is written in a manner calculated to be understood by the Employee, that the Employee has carefully reviewed all of the terms and conditions of this Agreement, and that the Employee has had a reasonable period of time to consider this Agreement. By signing this Agreement, the Employee understands that the Employee has released all claims against the Company and its affiliates, including, without limitation, any and all claims for damages and payment of attorneys’ fees, except as specifically set forth in this Agreement. The Employee acknowledges that the consideration the Employee has received in connection with this Agreement is a benefit that the Employee is not otherwise entitled to. The Employee enters into this Agreement knowingly, voluntarily, without any coercion or undue influence of any kind, and after a full and fair opportunity to consult with counsel, if desired. Similarly, the Company enters into this Agreement knowingly, voluntarily, without any coercion or undue influence of any kind, and after a full and fair opportunity to consult with its counsel.

IN WITNESS WHEREOF, the Parties have executed this EMPLOYMENT SEPARATION AGREEMENT AND RELEASE OF CLAIMS as of the date of Employee’s signature below.

EMPLOYEE: Duane Hughes By: /s/ Duane Hughes Name: Duane Hughes Acceptance Date: August 1, 2021	COMPANY: Workhorse Group, Inc. By: /s/ Raymond Chess Name: Raymond Chess Title: Chairman of the Board of Directors